                                                                    EXHIBIT 99.1

July 11, 2005

Jacksonville, Illinois

Contact:        Richard A. Foss         Diana S. Tone
                President and CEO       Chief Financial Officer
                (217)245-4111           (217)245-4111

             JACKSONVILLE BANCORP, INC. ANNOUNCES QUARTERLY EARNINGS

Jacksonville Bancorp, Inc. (NASDAQ Small Cap - JXSB) reported unaudited net income for the three months ended June 30, 2005, of $221,000, or $0.11 per share of common stock, basic and diluted, compared to net income of $238,000, or $0.12 per share of common stock, basic and diluted, for the three months ended June 30, 2004. The Company reported unaudited net income of $408,000, or $0.21 per share, basic and diluted, for the six months ended June 30, 2005, compared to net income of $423,000, or $0.22 per share, basic, and $0.21 per share, diluted, for the six months ended June 30, 2004.

Net income decreased $17,000 during the three months ended June 30, 2005 as compared to the same period in 2004. The decrease is due to declines of $15,000 in net interest income and $13,000 in other income, and increases of $30,000 in other expenses and $4,000 in income taxes. These changes were partially offset by a decrease of $45,000 in the provision for loan losses, which reflects a reduced volume of nonperforming loans in the Company's portfolio. The decrease in net interest income is the net effect of increases of $8,000 in interest income and $23,000 in interest expense. Interest income on loans increased $121,000, primarily due to an $8.8 million increase in the average balance of the loan portfolio during the second quarter of 2005. Interest income on investment and mortgage-backed securities decreased $116,000, primarily due to a $17.8 million decrease in the average balance of these investments. Proceeds from investment calls have been used to fund recent loan growth, as well as reduced deposit volumes. Management's efforts to control interest costs in the competitive environment of the Company's market area has resulted in a $19.6 million decrease in the average balance of deposits during the second quarter of 2005 compared to the same period of 2004. The lower average balance of deposits resulted in a $43,000 decrease in interest expense on deposits, which was offset by a $66,000 increase in interest expense on borrowed funds. The average balance of borrowings increased $5.1 million during this same time frame. The Company has determined that in this interest rate environment, the cost of borrowings is lower than the cost to maintain deposits. This has resulted in the change in the composition of our liabilities to emphasize borrowings as a source of funds.

Other income decreased $13,000 during the second quarter of 2005 mostly due to decreased service charges on deposits of $20,000, loan servicing fees of $6,000, and other income of $13,000, partially offset by an increase of $29,000 in gains on loan sales. Other expense increased $30,000 primarily due to an increase in real estate owned expense of $85,000, partially offset by decreases of $34,000 in salaries and benefits and $39,000 in occupancy expense. The increase in real estate owned expense is mostly due to a $39,000 write-down on a commercial property held by the Company, based upon a new evaluation of its market value.

Net income decreased $16,000 during the six months ended June 30, 2005 compared to the same period of 2004, due to decreases in net interest income of $95,000 and other income of $22,000 and an increase in income taxes of $3,000, partially offset by decreases of $90,000 in provision for loan losses and $15,000 in other expenses. The decrease in net interest income during the first six months of 2005 compared to the same period of 2004, is due to a decline of $134,000 in interest income, which was only partially offset by a $39,000 decrease in interest expense. The decrease in the provision for loan losses reflects a $1.1 million reduction in the volume of nonperforming loans during the first six months of 2005. The decrease in other income is mostly due to declines in commission income of $33,000 and loan servicing fees of $13,000, partially offset by an increase in gains on loan sales of $24,000. The decrease in other expense is mainly comprised of decreases of $61,000 in salaries and benefits expense and $40,000 in occupancy expense, partially offset by increased real estate owned expense of $75,000.

Total assets at June 30, 2005, decreased to $253.0 million from $253.3 million at December 31, 2004. Total deposits at June 30, 2005 were $215.4 million, compared to $225.7 million at December 31, 2004. Total equity equaled $20.7 million at June 30, 2005 and December 31, 2004. At June 30, 2005, Jacksonville Savings Bank exceeded its applicable regulatory capital requirements with Tier 1 leverage, Tier 1 risk-based capital, and total risk-based capital ratios of 7.3%, 12.0%, and 13.2%, respectively.

Jacksonville Bancorp, Inc. is a federally chartered stock holding company incorporated on May 3, 2002. The Company is headquartered at 1211 West Morton Avenue, Jacksonville, Illinois. The Company's operations are limited to the sole ownership of Jacksonville Savings Bank, an Illinois chartered savings bank, which operates six branch offices located in Morgan, Macoupin, and Montgomery Counties in Illinois. All information at and for the periods ended June 30, 2005, has been derived from unaudited financial information.

This news release contains certain forward-looking statements within the meaning of the federal securities laws. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and experiences of the Company, are generally identified by use of the words "believe", "expect", "intend", "anticipate", "estimate", "project", or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposits flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.